2026-2028 Enterprise Value Sharing Plan              EXHIBIT 10.1

Zions Bancorporation
2026-2028 Enterprise Value Sharing Plan

Objective: The purpose of the 2026-2028 Zions Bancorporation Enterprise Value Sharing Plan (the “Plan”) is to provide a three-year cash incentive plan for selected employees of Zions Bancorporation (the “Company”). It is designed to create long-term shareholder value by focusing the Participant’s attention on achieving superior results relative to financial objectives, credit quality and other important initiatives over a three-year period.

Eligibility: Selected employees of the Company (“Participants”) as determined by the Zions Bancorporation management team and approved by the Board of Directors (the “Board”) or its Compensation Committee (the “Committee”), or by the Company’s CEO, under authority delegated by the Committee.

Effective Date: January 1, 2026 through December 31, 2028 (the “Award Period”) with performance measured over the time period from January 1, 2026 to December 31, 2028 (the “Performance Period”)

Payment of Awards: Subject to limitations enumerated in the “Other Administrative Provisions” section of the Plan, the incentive awards, if any, earned under this Plan will be paid within ninety days after the end of the Award Period.

Plan Administrator: The Plan is to be governed and interpreted by the Committee.

How the Plan Works:

1)Establishment of Award Fund

An Award Fund will be established, the size of which will be determined by the Committee. The Committee will evaluate the Company’s overall performance against both absolute and relative measures.

The three absolute performance measures are:
1.)Zions Bancorporation’s pre-provision net revenue (“PPNR”) growth over the three-year period with 2025 used as the base year (25% weight). For the 2026-2028 performance period, target is set by multiplying the base year PPNR by a 3.20 multiple and threshold performance is set by multiplying the base year PPNR by a 3.00 multiple.
2.)Zions Bancorporation’s net charge-offs/average loans measured over the three-year performance period (15% weight). This ratio is calculated by dividing the three-year cumulative net charge-off result by the three-year cumulative average loan balance. For the 2026-2028 performance period, target performance is set at 20bp and threshold performance is set at 50bp.
3.)Zions Bancorporation’s (credit spread + managed core fee income)/risk-weighted assets measured over the three-year period (10% weight). This ratio is calculated by dividing the three-year aggregate (credit spread + managed core fee income) figure by the three-year aggregate risk-weighted asset figure. For the 2026-2028 performance period, the target performance ratio is set at 100% and the threshold performance ratio is set at 80%.

2026-2028 Enterprise Value Sharing Plan

The two relative performance measures are:

1.)Zions Bancorporation’s average annual adjusted EPS growth relative to peer companies; the percentile ranking will be calculated each year for three years and a simple average of these three percentile rankings will be taken at the end of the performance period (25% weight); and,
2.)Zions Bancorporation’s adjusted return on tangible assets relative to peer companies; the percentile ranking will be calculated each year for three years and a simple average of these percentile rankings will be taken at the end of the performance period (25% weight)
The Committee will determine a per unit award value based on these performance measures (see above) and their weights, as more fully defined in Section 5 and Appendix I.

2)Participation Units

Each Participant designated by the Committee shall be awarded a specific number of Participation Units (“Units”), representing a pro-rata claim, in proportion to the total number of authorized Units, on any Award Fund established under this Plan during the Award Period.

3)Value Determination:

Shortly following the conclusion of the 36-month performance period, the final per-unit value will be multiplied by the total number of units awarded to each Participant to determine their individual final award value.

4)Final Cash Settlement of Value:
The final award value amount, if any, will be settled in cash during the first quarter of 2029.

5)Definitions of Factors:

A.Pre-Provision Net Revenue Growth (PPNR) (25% weight):
I.Measured at the enterprise level
II.PPNR = adjusted taxable-equivalent revenue less adjusted noninterest expense as disclosed in the Company’s 10-K
III.Measured over a single three-year performance period with 2025 as the baseline year and will be reset for organizational changes that may occur

B.Net Charge-Offs to Average Loans (15% weight)
I.Measured at the enterprise level
II.Measured as an average over a three-year performance period

C.(Credit Spread + Managed Core Fee Income)/Risk Weighted Assets (10% weight)
I.Measured at the enterprise level
II.Computed by taking the sum of loan credit spread income (including municipal loans treated as securities) and managed core fee income and dividing this result by the related risk-weighted earning assets.
III.Measured over a three-year performance period with 2025 as the baseline year
IV.Removes the interest rate volatility associated with deposit transfer pricing and disincentivizes low margin/high capital business
V.Includes municipal securities held to maturity

2026-2028 Enterprise Value Sharing Plan

D.Average Annual Growth in Adjusted EPS (25% weight)
I.Year-over-year growth is measured at the enterprise level and is relative to results at peer banks in Zions’ Custom Peer Group over three one-year performance periods to allow for changes in the peer group; where the loss provision is replaced by actual net charge-offs
II.Payout is determined by computing the Average Annual adjusted EPS Growth percentile ranking and assigning a payout value to this result each year using a pre-established funding scale with the final payout value computed by taking a simple average of the adjusted EPS Growth component values for 2026, 2027, and 2028

E.Adjusted Return on Tangible Assets (25% weight)
I.Net Income/Average Tangible Assets; where the loss provision is replaced by actual net charge-offs
II.Measured at the enterprise level and is relative to results at peer banks in Zions’ Custom Peer Group over three one-year performance periods to allow for changes in the peer group
III.Payout is determined by computing the ROA percentile ranking and assigning a payout value to this result each year using a pre-established funding scale with the final ROA component payout value computed by taking a simple average of the ROTA component values for 2026, 2027, and 2028

Adjusted EPS Growth and Adjusted ROTA may be adjusted for items including, but not limited to, amortization and impairment of intangible assets, pension termination-related expense, and other items with the approval of the Compensation Committee

6)Other Administrative Provisions

A.This is a discretionary Plan governed and interpreted by the Committee, whose decisions shall be final. The intent of the Plan is to fairly reward Participants for increasing shareholder value. If any adjustments need to be made to allow this Plan to accomplish its purpose, the Committee in its sole discretion can make those adjustments.

B.The Committee may, at its sole discretion, alter the terms of the Plan at any time during an Award Period.

C.Participants will not vest in any benefits available under the Plan until any payments hereunder are made after the conclusion of the Award Period.

D.A Participant must be employed by the Company or one of its affiliates at the time payment is made in order to receive a payout of Participant’s Unit award and if Participant ceases to be so employed at any time Participant’s Unit award shall automatically be forfeited and cancelled without consideration and without further action by Participant; provided, however, that

I.In the event of Participant’s termination by the Company or an affiliate, management or, if Participant is a member of the Executive Management Committee (or “EMC”), the Committee shall have the discretion to make a “Pro-Rate Adjustment” to Participant’s unit award, provided further that notwithstanding the foregoing any such adjusted Unit award shall automatically be forfeited and cancelled without consideration and without further action by Participant immediately upon (a) Participant’s commencement of, or agreement to commence, employment with or provision of services (whether as a director, consultant or otherwise) to another company that is in the financial services industry unless such employment or provision of services is specifically approved by management or the Committee, as the case may be, (b) Participant making any derogatory or damaging statements (verbally, in writing or otherwise) about the Company or any of its affiliates, the management or the board of directors of the Company or

2026-2028 Enterprise Value Sharing Plan

any affiliate, the products, services or business condition of the Company or any affiliate in any public way to anyone who could make those statements public or to customers of, vendors to or counterparties of the Company or any affiliate, or (c) Participant violating any duty of confidentiality owed to the Company or its affiliates under the policies or procedures of the Company and its affiliates, including the Company’s employee handbook, code of conduct and similar materials, or under federal or state law, or Participant misappropriating or misusing any proprietary information or assets of the Company and its affiliates, including intellectual property rights; and
II.In the event of Participant’s “Termination of Employment” by reason of Participant’s Retirement, death or Disability, the Participant (or his/her estate) shall be entitled to receive a payment under the Plan after the conclusion of the Award Period. For purposes of this Plan, the terms “Termination of Employment,” “Retirement” and “Disability” shall have the meanings assigned to them in the form of Standard Restricted Stock Unit Award Agreement used by the Company in making annual equity awards to employees.

E.The Company shall retain the right to withhold payment of incentives otherwise earned under this Plan to any individual Participant or to all Participants as a group in the event of a significant deterioration in the Company’s or the Bank’s financial condition, if so required by regulatory authorities, or for any other reason considered valid by the Board in its sole discretion including but not limited to those set out in the Company’s Incentive Compensation Clawback Policy as in effect at any time during or subsequent to the Award Period.

F.The terms of this plan are subject to and limited by applicable law, including, without limitation, the Sarbanes Oxley Act of 2002, the Dodd-Frank Act, and regulations or guidance issued by regulatory agencies.

G.Designation as a Participant in the Plan does not create a contract of employment for any specified time, nor shall such act to alter or amend the Company’s “at-will” policy of employment.

H.In the event a Participant transfers within Zions Bancorporation during the Award Period, management or, if Participant is a member of the EMC, the Committee shall have the discretion to maintain such Participant’s full Unit award under this plan, to divide and allocate such full award between Zions entities with which Participant has been employed during the Award Period or to transfer and allocate such award to a single other Zions entity with which Participant has been employed during the Award Period (and to make corresponding adjustments to Award Funds).

I.In the event of a change in control of the Company (as defined in the Company’s Change in Control Agreements), payments shall be made subject to the terms of the Change in Control agreements for all VSP participants and in accordance with other plan provisions.

J.This document is intended to provide a guideline for the creation and distribution of incentive compensation. Nothing herein creates a contractual obligation binding on the Board or the Committee, and no Participant shall have any legal rights with respect to an Award until such Award is distributed.

2026-2028 Enterprise Value Sharing Plan              EXHIBIT 10.1

APPENDIX I

The VSP Scorecard detailed below will be used to determine per unit values for the 2026-2028 Plan